Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Athenex, Inc.

Buffalo, New York

We consent to the incorporation by reference in this Registration Statement (No. 333-            ) on Form S-8 of Athenex, Inc. (the Company) of our report dated December 13, 2016, relating to the combined financial statements of Polymed Therapeutics, Inc. (Polymed) and Chongqing Taihao Pharmaceutical Co. Ltd. (Taihao) as of and for the years ended December 31, 2014 and 2013, appearing in the prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act, on June 15, 2017, relating to the registration statement on Form S-1, as amended (File No. 333-217928) filed by the Company on June 2, 2017.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

June 26, 2017